UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 3, 2012 (August 2, 2012)

HARRIS & HARRIS GROUP, INC.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-11576 (Commission File Number)	13-3119827 (IRS Employer Identification No.)

1450 Broadway
New York, New York 10018

(Address of principal executive offices and zip code)

(212) 582-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.    Amendment of Article of Incorporation or Bylaws; Change in Fiscal Year

Effective August 2, 2012, the Board of Directors of Harris & Harris Group, Inc. (the “Company”) approved an amendment to the Company’s Amended and Restated Bylaws (the “Bylaws”). In addition to certain technical amendments, the Bylaws include the following substantive changes:

Article II, Section 4 was amended to provide that the Chairman or the Chief Executive Officer, rather than the President as provided in the previous provision, may call a special meeting of the shareholders. Under the prior provision and the new provision, a majority of the entire Board of Directors may also call a special meeting of the shareholders.

Article II, Section 10 was amended to clarify the advanced notice procedure for both annual and special shareholder meetings and to expand the disclosure required from shareholders who wish to utilize the advance notice procedure. The additional disclosure required from shareholders covers such additional items as cash settled derivative positions and other synthetic equity relating to the Company that is beneficially owned by the shareholder. The new provision also clarifies that, with respect to a special meeting for shareholders called for the purpose of electing directors, a shareholder’s notice must be received no later than the close of business on the tenth (10th) day following the day on which the Company’s notice of the date of such meeting was mailed or such public disclosure of the date of the special meeting was made, whichever first occurs.

Article II, Section 11 was amended to expand the disclosure required from shareholders who wish to submit notice to the Company of shareholder business. The additional disclosure required from shareholders covers such additional items as settled derivative positions and other synthetic equity relating to the Company that is beneficially owned by the shareholder. This provision was also amended to limit business proposals brought by shareholders to proper matters for shareholder action. The provision also clarified that it is applicable only to shareholder proposals other than any proposal made pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Article III, Section 3 was amended to add electronic mail as a permitted means of notice. This provision was also revised so that telephone participation is permitted without the need for a prior finding by the Chairman that an emergency or other extraordinary circumstance exists, subject to the in-person meeting requirements of the Investment Company Act of 1940, as amended (the “1940 Act”).

Article IV, Section 1 was amended to clarify that the terms for the executive officers of the Company commence on the day of the annual meeting of shareholders for the year in which they are elected.

Article IV, Section 3 was amended to provide that the Chairman of the Board of Directors may be, but need not be, an officer or employee of the Company. The prior provision required the Chairman of the Board to be the Chief Executive Officer of the Company.

Article IV, Sections 4 and 5 were amended to clarify the roles of the Chief Executive Officer, President and Vice Presidents (including, if elected, the Senior Vice-President and the Executive Vice President).

Article IV, Section 8 was amended to clarify that it is the Board of Directors, or a committee designated by the Board of Directors, that is responsible for setting the compensation for the executive officers rather than for all the employees.

Article V, Sections 1 and 2 were amended to clarify that shares of the Company may be uncertificated.

Article VI, Section 6 was added to include a new indemnification provision to remedy an ambiguity in the Certificate of Incorporation of the Company and to explicitly authorize indemnification agreements. The new indemnification provision provides that the Company shall, to the fullest extent permitted by applicable law (including the 1940 Act), indemnify any director or officer of the Company, or any director or officer of another entity who serves in such capacity at the request of the Company, against judgments or other amounts (including attorneys’ fees) incurred in connection with their service as directors or officers. However, no indemnification may be provided in the event that a director or officer acted in bad faith or personally gained a profit or advantage to which such director or officer was not legally entitled. Under the indemnification provision, the Company may advance expenses incurred by a director or officer upon receipt of an undertaking by such director of officer to return such amount consistent with the indemnification provision and applicable law.

Article VI, Section 7 was added to clarify that if there is a conflict between the Company’s Certificate of Incorporation or Bylaws and the 1940 Act, the 1940 Act shall prevail.

The foregoing summary of the Bylaws is not complete and is qualified in its entirety by reference to the full text of the Bylaws, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2012	HARRIS & HARRIS GROUP, INC.

	By:	/s/ Douglas W. Jamison
Douglas W. Jamison Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws